SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report: March 18, 2005
(Date of earliest event reported)

YOCREAM INTERNATIONAL, INC.
(Exact name of registrant as specified in its Charter)

Oregon	0-16787	91-0989395
State of Incorporation	Commission File Number	IRS Employer Identification
Number

5858 N.E. 87th Avenue		97220
Portland, Oregon		(Zip Code)
(Address of principal
executive office)

Registrant’s telephone number, including area code: (503) 256-3754

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[	]	Written communications pursuant to Rule 425 under the Securities Act (17
CFR 230.425)

[	]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR
240.14a-12)

[	]	Pre-commencement communications pursuant to Rule 14d-2(b) under the
Exchange Act (17 CFR 240.14d-2(b))

[	]	Pre-commencement communications pursuant to Rule 13e-4(c) under the
Exchange Act (17 CFR 240.13e-4(c))

Item 2.02     Results of Operations and Financial Condition

            On March 18, 2005, YoCream International issued a press release announcing financial results for the first quarter ending January 31, 2005. A copy of the press release is attached as Exhibit 99.1. This information is being furnished to satisfy Regulation FD, but is not deemed filed under the Securities Exchange Act of 1934.

Item 9.01 Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Exhibits.

(99.1) Press Release with First Quarterly Earnings

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this reported to be signed on its behalf of the undersigned hereunto duly authorized.

YOCREAM INTERNATIONAL, INC (Registrant)

Date:	March 18, 2005	By:	/s/ W. Douglas Caudell
W. Douglas Caudell, Chief Financial Officer

FOR IMMEDIATE RELEASE
For More Information, Contact:
Terry Lusetti	503-256-3754
Investor Relations	www.yocream.com

YOCREAM INTERNATIONAL FIRST QUARTER SALES UP 2%

PORTLAND, OR - MARCH 18, 2005 - YOCREAM International, Inc. (Nasdaq: YOCM), a manufacturer and wholesaler of frozen desserts and smoothies, today reported the financial results for the first quarter ended January 31, 2005.

            Sales for the three months ended January 31, 2005 were $3,506,000, a 1.6% increase compared to the same quarter in 2004. “Frozen yogurt sales increased 17.5% due to continued growth in wholesale club, healthcare/institutions, and other foodservice sectors,” stated Douglas Caudell, CFO. “This offset the decreases in sales of Coffee Latte Freeze®, which was discontinued in 2004, and 5% ice cream, because a Midwest restaurant chain elected not to renew its contract that ended in December 2004.”
            Net loss for the quarter was $68,700, compared with a net loss of $8,500 for the same period last year. “As expected, selling and marketing expenses were higher in the first quarter of 2005 compared to 2004,” stated Tyler Bargas, Director of Sales. “Our investment in high-caliber personnel and increased travel associated with our aggressive sales plan is beginning to show positive results as indicated by the growth in our core product line.” The Company expects to see even greater benefit this fiscal year.
            “Sales focus on distribution has allowed the Company to secure 25 new national points of distribution in the last two years and 6 new points of distribution in the first quarter of 2005 alone,” added Bargas. In March 2005, the Company became a sponsor for the Major League Baseball Arizona Diamondbacks. This sponsorship allows the Company to sell its soft serve frozen yogurt in Bank One Ballpark, for the next two years with an option for a third year. Bargas continued, “Strategically, servicing this high-profile sponsorship opens new distribution for this account as well as the surrounding Arizona market.”

            YOCREAM International, Inc. makes, markets and sells health-oriented frozen desserts, beverages and novelties throughout the United States and in several foreign countries. It sells primarily to foodservice distributors and wholesale clubs; and the Company’s products are available in restaurants, convenience stores, schools, government and military installations, hospitals, corporate cafeterias and wholesale clubs.
            This release may contain certain forward-looking statements, which are based on management’s current expectations. Factors that could cause future results to vary materially from these expectations include, but are not limited to, change in distribution abilities, level of customer acceptance of new products, change in copacking relationships and strategic alliances and other economic, competitive, governmental, regulatory and factors affecting the Company’s operations, pricing, products and service. For a more complete discussion of the risks associated with forward-looking information, refer to the Risk Factors contained in the Company’s Form 10-KSB, which was filed with the Securities and Exchange Commission on January 31, 2005.

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YOCREAM INTERNATIONAL, INC.
STATEMENTS OF INCOME
		Three Months Ended
		January 31,

	2005	2004

Sales	$ 3,506,160	$ 3,449,984
Cost of goods sold	2,534,270	2,490,812

Gross profit	971,890	959,172
Selling and marketing expenses	514,415	433,489
General and administrative expenses	539,685	517,432

Income (loss) from operations	(82,210)	8,251
Other income (expenses), net	(26,924)	(21,818)

Loss before income taxes	(109,134)	(13,567)
Income tax benefit	40,400	5,100

Net loss	$(68,734)	$(8,467)

Loss per common share - basic	$(0.03)	$0.00

Loss per common share - diluted	$(0.03)	$0.00

Shares used in basic loss
per share	2,183,726	2,277,956

Shares used in diluted loss
per share	2,183,726	2,277,956

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YOCREAM INTERNATIONAL, INC
BALANCE SHEETS

	January 31,	October 31,
	2005	2004

ASSETS

Current assets
Cash and cash equivalents	$ 2,201,409	$ 3,806,993
Accounts receivable, net	767,275	910,010
Inventories	2,214,516	1,866,051
Other current assets	410,100	198,622
Income tax receivable	85,354	51,154
Deferred tax asset	194,519	194,519

Total current assets	5,873,173	7,027,349

Fixed assets, net	6,260,311	6,328,875
Intangible and other long-term assets, net	406,408	399,672

	$12,539,892	$13,755,896

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Current portion of long-term debt	$ 403,319	$ 403,319
Accounts payable	810,787	1,208,074
Accrued liabilities	78,219	149,206

Total current liabilities	1,292,325	1,760,599

Long-term debt, less current portion	2,206,250	2,305,939
Interest rate swap, at fair value	25,700	-
Deferred tax liability	1,053,520	1,070,720
Other liabilities	50,008	46,060

Total liabilities	4,627,803	5,183,318

Shareholders’ equity
Preferred stock, no par value, 5,000,000
shares authorized, none issued or outstanding	-	-
Common stock, no par value, 30,000,000 shares
authorized	4,164,026	4,739,581
Retained earnings	3,764,263	3,832,997
Accumulated other comprehensive loss	(16,200)	-

Total shareholders’ equity	7,912,089	8,572,578

	$12,539,892	$13,755,896

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